Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS
FOURTH QUARTER 2010 RESULTS

Significantly Reduces Quarterly Net Loss

HONOLULU, January 28, 2011 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported a net loss for the fourth quarter of 2010 of $2.1 million, or $0.14 per diluted share, compared to a net loss of $98.8 million, or $3.33 per diluted share in the fourth quarter of 2009 and a net loss of $72.5 million, or $2.46 per diluted share in the third quarter of 2010.

During the past three months, the Company completed a number of key milestones as it pursued its previously announced plans to raise $325.0 million of new capital through a private placement offering.  The Company entered into definitive agreements in November 2010 (which were amended in December 2010) with affiliates of each of The Carlyle Group and Anchorage Capital Group, L.L.C (collectively, the “lead investors”) pursuant to which each lead investor agreed to invest approximately $98.6 million in common stock of the Company at a purchase price of $0.50 per share.  In December 2010, the Company entered into separate subscription agreements with additional investors, including certain directors and officers of the Company and their affiliates, pursuant to which the additional investors have agreed to invest an aggregate of approximately $127.8 million in common stock of the Company, which together with the investments of the lead investors, would aggregate to the $325.0 million of new capital that the Company is seeking, at a purchase price of $0.50 per share.  Also in December 2010, the United States Department of the Treasury (the “Treasury”) agreed, subject to execution of the definitive exchange agreement, to exchange its CPF preferred stock and accrued and unpaid dividends thereon into shares of CPF common stock having an aggregate value of approximately $55.8 million, with the number of shares determined based on the same per share purchase price as paid by the investors in the private placement.  The Company and the Treasury also agreed to amend the warrant to purchase shares of common stock issued to the Treasury in connection with the Treasury’s investment in the preferred stock to, among other things, reduce the exercise price to the same per share purchase price as paid by the investors in the private placement.  The closings of the capital raise and the exchange are conditional upon one another, along with the effectiveness of the planned 1-for-20 reverse stock split of the Company’s common stock, the receipt of requisite regulatory approvals and other customary closing conditions.  Upon completion of the capital raise, the Company’s regulatory capital ratios will exceed the minimum levels required by the Consent Order with the Federal Deposit Insurance Corporation and Hawaii Division of Financial Institutions.  The share and per share amounts included in this release are presented without giving effect to the reverse stock split.

As previously announced and as part of the recapitalization, the Company intends to commence a rights offering  following the closing of the private placement and exchange whereby shareholders of record as of the close of business on the trading day immediately preceding the closing date will receive transferable rights to purchase newly issued shares of the Company’s common stock at a purchase price of $0.50 per share.  The rights will provide for the purchase of up to $20.0 million of the Company’s common stock by holders of such rights.

Significant Highlights and Fourth Quarter Results

▪	Achieved a number of key milestones as it moved toward the completion of its previously announced recapitalization plans, which is expected to close within the next month.

▪	Reduced the Company’s quarterly net loss to $2.1 million, or $0.14 per diluted share, compared to a net loss of $72.5 million, or $2.46 per diluted share in the third quarter of 2010.

▪
Recognized total credit costs of $4.6 million, compared to $76.2 million in the third quarter of 2010.  Total credit costs during the fourth quarter of 2010 included a provision for loan and lease losses of $0.4 million, foreclosed asset expense of $4.2 million, and write-downs of loans held for sale of $0.5 million, partially offset by a decrease to the reserve for unfunded commitments of $0.5 million.  Total credit costs for the third quarter of 2010 included a provision for loan and lease losses of $79.9 million, partially offset by a gain on the sale of foreclosed properties of $1.0 million and a decrease to the reserve for unfunded commitments of $2.7 million.

▪	Reduced nonperforming assets by $69.9 million to $302.8 million at December 31, 2010 from $372.7 million at September 30, 2010.

▪
Had an allowance for loan and lease losses, as a percentage of total loans and leases, of 8.89% at December 31, 2010, compared to 9.19% at September 30, 2010.  In addition, the Company increased its allowance for loan and lease losses, as a percentage of nonperforming assets, to 63.69% at December 31, 2010 from 58.39% at September 30, 2010.

▪	Increased the Company’s reserve for repurchased residential mortgage loans to $5.0 million at December 31, 2010 from $1.1 million at September 30, 2010.

▪
In December 2010, paid down long-term borrowings at the Federal Home Loan Bank of Seattle totaling $106.0 million with a weighted average interest rate of 4.78%.  Prepaying these long-term borrowings resulted in the recognition of a one-time loss on the early extinguishment of debt totaling $5.7 million.

▪	Reduced total loans and leases from $2.4 billion at September 30, 2010 to $2.2 billion at December 31, 2010.

▪
Maintained cash and cash equivalents totaling $790.7 million at December 31, 2010, compared to $924.4 million at September 30, 2010.  The Company also lowered its loan-to-deposit ratio to 69.2% at December 31, 2010, from 74.3% at September 30, 2010.

▪	In November 2010, recognized a gain of $7.7 million upon completion of the previously announced sale of Kaimuki Plaza.

▪
Improved the Company’s tier 1 risk-based capital, total risk-based capital, and leverage capital ratios as of December 31, 2010 to 7.64%, 8.98%, and 4.42%, respectively, from 7.23%, 8.57%, and 4.39%, respectively, as of September 30, 2010.

▪	Continued to support home ownership in Hawaii by originating residential mortgage loans totaling $364.7 million during the quarter and $1.2 billion during the year.

▪	Recognized by the U.S. Small Business Administration as the SBA Lender of the Year in Category II for 2010.

“We are encouraged by our improved financial results, including significant reductions in credit costs, nonperforming assets, and our overall credit risk exposure,” said John C. Dean, Executive Chairman of the Board.  “We anticipate closing our recapitalization transaction within the next month assuming all closing conditions are met, including the receipt of the requisite regulatory approvals.”

Earnings Highlights
Net interest income was $27.0 million, compared to $38.5 million in the year-ago quarter and $27.4 million in the third quarter of 2010.  The net interest margin was 2.76%, compared to 3.30% in the year-ago quarter and 2.74% in the third quarter of 2010.  The Company’s net interest margin continues to be negatively impacted by its ongoing efforts to maintain elevated levels of cash and cash equivalents to meet any liquidity needs.  Net interest income reflects the reversal of interest on certain nonaccrual loans totaling $0.5 million during the current quarter, compared to $1.9 million in the year-ago quarter and $0.9 million in the third quarter of 2010.  Excluding the effects of interest reversals on nonaccrual loans, the net interest margin was 2.81% for the current quarter, compared to 3.46% in the year-ago quarter and 2.82% in the third quarter of 2010.  In December 2010, the Company prepaid certain long-term borrowings outstanding with the Federal Home Loan Bank of Seattle totaling $106.0 million with a weighted average interest rate of 4.78%.  The prepayment of these borrowings resulted in the recognition of a one-time loss on the early extinguishment of debt totaling $5.7 million.

The provision for loan and lease losses was $0.4 million, compared to $79.9 million in the third quarter of 2010 and $105.2 million in the fourth quarter of 2009.  The decrease was primarily due to an overall improvement in the Company’s credit risk profile as evidenced by declines in nonperforming assets and net charge-offs during the quarter, which is described more fully below, and reduced exposure to certain troubled real estate markets both in Hawaii and on the Mainland.

Other operating income totaled $19.9 million, compared to $11.7 million in both the year-ago quarter and the third quarter of 2010.  The increase from the year-ago quarter was primarily due to:  (1) the recognition of a $7.7 million gain on the sale of Kaimuki Plaza, (2) higher gains on sales of residential mortgage loans of $1.2 million, and (3) higher unrealized gains on outstanding interest rate locks of $1.2 million, partially offset by lower service charges on deposit accounts of $1.1 million.  The sequential-quarter increase was primarily due to:  (1) the aforementioned $7.7 million gain on the sale of Kaimuki Plaza and (2) higher gains on sales of residential mortgage loans of $1.1 million.

Other operating expense totaled $48.6 million, compared to $43.9 million in the year-ago quarter and $31.7 million in the third quarter of 2010.  The increase from the year-ago quarter reflects:  (1) the recognition of a one-time loss totaling $5.7 million attributable to the early extinguishment of certain long-term borrowings at the Federal Home Loan Bank of Seattle totaling $106.0 million and (2) an increase to the reserve for repurchased residential mortgage loans of $5.4 million, partially offset by (1) lower salaries and employee benefits of $2.9 million and (2) lower legal and professional services of $2.0 million.  The sequential-quarter increase was primarily due to (1) higher credit related charges of $7.9 million, (2) the $5.7 million loss on the early extinguishment of debt, and (3) a higher increase to the reserve for repurchased residential mortgage loans of $4.6 million, partially offset by lower salaries and employee benefits of $1.4 million.

The efficiency ratio was 79.8% (excluding the loss on early extinguishment of debt of $5.7 million, foreclosed asset expense of $4.1 million and write-downs of loans held for sale totaling $0.5 million), compared to 77.0% in the year-ago quarter (excluding foreclosed asset expense of $0.7 million and write-downs of loans held for sale of $3.6 million) and 81.7% (excluding foreclosed asset income of $1.0 million) in the third quarter of 2010.

The Company continues to recognize a full valuation allowance against its net deferred tax assets, which resulted in no income tax benefit being recognized during the fourth quarter of 2010.

Balance Sheet Highlights
Total assets at December 31, 2010 were $3.9 billion, compared to $4.9 billion and $4.2 billion at December 31, 2009 and September 30, 2010, respectively.

Total loans and leases at December 31, 2010 were $2.2 billion, compared to $3.0 billion and $2.4 billion at December 31, 2009 and September 30, 2010, respectively.  The current quarter decrease was primarily due to decreases in the Mainland loan portfolio of $24.1 million and the Hawaii construction and commercial mortgage loan portfolios of $161.6 million.

Total deposits at December 31, 2010 were $3.1 billion, compared to $3.6 billion at December 31, 2009 and $3.2 billion at September 30, 2010.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $2.8 billion at December 31, 2010.  This represents a decrease of $155.0 million from a year ago and a decrease of $5.5 million from September 30, 2010.  Significant changes included decreases in time deposits during the quarter of $97.4 million, while non-interest bearing demand deposits, interest-bearing demand deposits and savings and money market deposits increased during the fourth quarter by $21.7 million, $7.7 million and $13.6 million, respectively.

Total shareholders’ equity was $66.1 million at December 31, 2010, compared to $336.0 million and $80.5 million at December 31, 2009 and September 30, 2010, respectively.

Asset Quality
Nonperforming assets at December 31, 2010 totaled $302.8 million, or 7.69% of total assets, compared to $372.7 million, or 8.93% of total assets at September 30, 2010.  The sequential-quarter decrease reflects net decreases in the Hawaii construction and development, Hawaii commercial mortgage, Mainland construction and development and Mainland commercial mortgage, portfolios totaling $42.1 million, $1.8 million, $17.8 million, and $15.3 million, respectively, partially offset by a net increase in the Hawaii residential mortgage portfolio totaling $7.7 million.

Loans delinquent for 90 days or more still accruing interest increased from $1.1 million at September 30, 2010 to $8.5 million at December 31, 2010.  In addition, loans delinquent for 30 days or more still accruing interest increased from $23.3 million at September 30, 2010 to $38.2 million at December 31, 2010.

Net loan charge-offs in the fourth quarter of 2010 totaled $25.2 million, compared to $104.9 million in the year-ago quarter and $64.3 million in the third quarter of 2010.  Net charge-offs included the following significant amounts:  Hawaii construction and development loans totaling $20.8 million, Hawaii residential mortgage loans totaling $1.0 million, and Mainland construction and development loans totaling $2.0 million.

The allowance for loan and lease losses, as a percentage of total loans and leases, was 8.89% at December 31, 2010, compared to 9.19% at September 30, 2010.  The allowance for loan and lease losses, as a percentage of nonperforming assets, was 63.69% at December 31, 2010, compared to 58.39% at September 30, 2010.

Construction and Development Loans
At December 31, 2010, the construction and development loan portfolio (excluding owner-occupied loans) totaled $299.9 million, or 13.8%, of the total loan portfolio.  Of this amount, $201.6 million were located in Hawaii and $98.3 million were located on the Mainland.  This portfolio decreased by $154.6 million from September 30, 2010 and by $500.9 million from December 31, 2009.  The sequential quarter decrease was attributable to decreases in the Mainland and Hawaii construction and development loan portfolios (excluding owner-occupied loans) of $25.3 million and $129.3 million, respectively.

The allowance for loan and lease losses established for these loans was $73.1 million at December 31, 2010, or 24.4%, of the total outstanding balance, compared to $87.5 million, or 19.2%, of the total outstanding balance at September 30, 2010.  Of this amount, $51.6 million related to construction and development loans in Hawaii and $21.5 million related to construction and development loans on the Mainland.

Nonperforming construction and development assets in Hawaii totaled $159.3 million at December 31, 2010, or 4.0%, of total assets.  At December 31, 2010, this balance was comprised of portfolio loans totaling $107.5 million, loans held for sale totaling $30.9 million, and foreclosed properties totaling $20.9 million.  Nonperforming assets related to this sector totaled $201.2 million at September 30, 2010.

Nonperforming construction and development assets on the Mainland totaled $72.1 million at December 31, 2010, or 1.8%, of total assets.  At December 31, 2010, this balance was comprised of portfolio loans totaling $35.6 million, loans held for sale totaling $4.4 million, and foreclosed properties totaling $32.1 million.  Nonperforming assets related to this sector totaled $89.9 million at September 30, 2010.

Capital Levels
At December 31, 2010, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios improved to 7.64%, 8.98%, and 4.42%, respectively, compared to 7.23%, 8.57%, and 4.39%, respectively, at September 30, 2010.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-317-6789.  A playback of the call will be available through February 28, 2011 by dialing 1-877-344-7529 (passcode:  447614) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches, 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

**********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; the impact of regulatory supervision; and the timing of the closing of the Company’s recapitalization.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2009 Form 10-K and 2010 Form 10-Qs.  The Company does not update any of its forward-looking statements.

Cautionary Statements
The issuances of the securities in the private placement and exchange described in this release have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

This press release shall not constitute an offer of any securities for sale.  The shares that may be purchased in the rights offering described in this release will be offered by means of a prospectus.  A registration statement relating to such securities has not been filed with the Securities and Exchange Commission.  Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement is filed and becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2010
(Unaudited)

	Three Months Ended						Year Ended
	December 31,				%		December 31,				%
(in thousands, except per share data)	2010		2009		Change		2010		2009		Change

INCOME STATEMENT
Net loss	$(2,085)		$(98,793)		(97.9	) %	$(250,953)		$(313,747)		(20.0	) %
Per share data:
Diluted (after dividends on preferred stock):
Net loss	(0.14)		(3.33)		(95.8)		(8.56)		(11.03)		(22.4)

PERFORMANCE RATIOS
Loss on average assets (1)	(0.20	) %	(7.84	) %			(5.74	) %	(5.87	) %
Loss on average shareholders' equity (1)	(9.90)		(98.07)				(140.73)		(54.99)
Net loss to average tangible shareholders' equity (1)	(13.47)		(143.65)				(193.24)		(77.60)
Efficiency ratio (2)	79.81		77.04				82.83		63.52
Net interest margin (1)	2.76		3.30				2.91		3.62

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Tier 1 risk-based capital							7.64%		9.62%
Total risk-based capital							8.98		10.93
Leverage capital							4.42		6.81

Central Pacific Bank
Tier 1 risk-based capital							8.36%		9.62%
Total risk-based capital							9.70		10.93
Leverage capital							4.83		6.81

							December 31,				%
							2010		2009		Change
BALANCE SHEET
Total assets							$3,938,051		$4,869,522		(19.1	) %
Loans and leases, net of unearned interest							2,169,444		3,041,980		(28.7)
Net loans and leases							1,976,590		2,836,701		(30.3)
Deposits							3,132,947		3,568,916		(12.2)
Total shareholders' equity							66,052		335,963		(80.3)
Book value per common share							(2.11)		6.82		(130.9)
Tangible book value per common share							(2.83)		2.62		(208.0)
Market value per common share							1.53		1.31		16.8
Tangible common equity ratio							(2.20	) %	1.68%

	Three Months Ended						Year Ended
	December 31,				%		December 31,				%
	2010		2009		Change		2010		2009		Change
SELECTED AVERAGE BALANCES
Total assets	$4,109,582		$5,041,345		(18.5	) %	$4,368,259		$5,347,958		(18.3	) %
Interest-earning assets	3,909,134		4,695,506		(16.7)		4,099,755		4,881,865		(16.0)
Loans and leases, net of unearned interest	2,359,977		3,440,303		(31.4)		2,716,090		3,745,964		(27.5)
Other real estate	53,549		21,722		146.5		40,499		18,464		119.3
Deposits	3,146,779		3,703,562		(15.0)		3,258,940		3,890,811		(16.2)
Interest-bearing liabilities	3,353,362		3,947,931		(15.1)		3,531,123		4,100,406		(13.9)
Total shareholders' equity	84,281		402,968		(79.1)		178,321		570,544		(68.7)

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - December 31, 2010
(Unaudited)

(in thousands, except per share data)
					December 31,		%
					2010	2009	Change
NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)					$245,304	$472,850	(48.1	) %
Other real estate, net					57,507	26,954	113.4
Total nonperforming assets					302,811	499,804	(39.4)
Loans delinquent for 90 days or more (still accruing interest)					8,531	3,292	159.1
Restructured loans (still accruing interest)					13,401	6,310	112.4
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)					$324,743	$509,406	(36.3)

	Three Months Ended				Year Ended
	December 31,		%		December 31,		%
	2010	2009	Change		2010	2009	Change

Loan charge-offs	$30,205	$105,797	(71.5	) %	$199,962	$265,708	(24.7	) %
Recoveries	5,051	931	442.5		27,989	2,308	1112.7
Net loan charge-offs	$25,154	$104,866	(76.0)		$171,973	$263,400	(34.7)
Net loan charge-offs to average loans (1)	4.26%	12.19%			6.33%	7.03%

					December 31,
					2010	2009
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases and loans held for sale					10.96%	15.13%
Nonperforming assets to total assets					7.69	10.26
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and
restructured loans to total loans and leases, loans held for sale & other real estate					14.14	16.16
Allowance for loan and lease losses to total loans and leases					8.89	6.75
Allowance for loan and lease losses to nonaccrual loans (including loans held for sale)					78.62	43.41

(1) Annualized

(2)	Efficiency ratio is derived by dividing other operating expense excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on investment transaction, loss on sale of commercial real estate loans, and loss on early extinguishment of debt by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
(Dollars in thousands, except per share data)	December 31, 2010	September 30, 2010	December 31, 2009

Net Interest Margin

Annualized net interest income for the quarter as a percentage
of quarter-to-date average interest earning assets	2.76%	2.74%	3.30%

Reversal of interest on nonaccrual loans	0.05	0.08	0.16

Net interest margin, excluding reversal of interest on nonaccrual loans	2.81%	2.82%	3.46%

Efficiency Ratio

Total operating expenses as a percentage of net operating revenue	103.37%	80.96%	87.05%

Amortization of other intangible assets	(1.53)	(1.84)	(1.43)

Loss on early extinguishment of debt	(12.09)	-	-

Foreclosed asset expense	(8.83)	2.60	(1.39)

Write down of assets	(1.11)	-	(7.19)

Efficiency ratio	79.81%	81.72%	77.04%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(in thousands, except per share data)	2010	2010	2009

ASSETS
Cash and due from banks	$61,725	$72,109	$87,897
Interest-bearing deposits in other banks	729,014	852,306	400,470
Investment securities:
Trading	-	22,237	-
Available for sale	702,517	579,969	919,655
Held to maturity (fair value of $2,913 at December 31, 2010,
$3,420 at September 30, 2010 and $4,804 at December 31, 2009)	2,828	3,298	4,704
Total investment securities	705,345	605,504	924,359

Loans held for sale	69,748	54,842	83,830
Loans and leases	2,169,444	2,367,320	3,041,980
Less allowance for loan and lease losses	192,854	217,602	205,279
Net loans and leases	1,976,590	2,149,718	2,836,701

Premises and equipment, net	57,390	71,144	75,189
Accrued interest receivable	11,279	11,323	14,588
Investment in unconsolidated subsidiaries	14,856	15,413	17,395
Other real estate	57,507	51,958	26,954
Goodwill	-	-	102,689
Other intangible assets	21,927	22,646	24,801
Mortgage servicing rights	22,712	22,128	20,589
Bank-owned life insurance	142,296	141,587	139,811
Federal Home Loan Bank stock	48,797	48,797	48,797
Income tax receivable	2,223	39,757	39,839
Other assets	16,642	14,009	25,613
Total assets	$3,938,051	$4,173,241	$4,869,522

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$611,744	$590,064	$638,328
Interest-bearing demand	639,548	631,842	588,396
Savings and money market	1,089,813	1,076,213	1,195,815
Time	791,842	889,214	1,146,377
Total deposits	3,132,947	3,187,333	3,568,916

Short-term borrowings	202,480	201,674	242,429
Long-tem debt	459,803	616,869	657,874
Other liabilities	66,766	76,850	54,314
Total liabilities	3,861,996	4,082,726	4,523,533

Equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding
135,000 shares at December 31, 2010, September 30, 2010, and December 31, 2009	130,458	130,086	128,975
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding
30,539,999 shares at December 31, 2010, 30,364,680 shares at September 30, 2010
and 30,328,764 shares at December 31, 2009	404,167	406,291	405,355
Surplus	63,308	63,183	63,075
Accumulated deficit	(517,316)	(513,088)	(257,931)
Accumulated other comprehensive loss	(14,565)	(5,966)	(3,511)
Total shareholders' equity	66,052	80,506	335,963
Non-controlling interest	10,003	10,009	10,026
Total equity	76,055	90,515	345,989
Total liabilities and equity	$3,938,051	$4,173,241	$4,869,522

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except per share data)	2010	2010	2009	2010	2009

Interest income:
Interest and fees on loans and leases	$31,558	$33,456	$42,256	$138,114	$201,573
Interest and dividends on investment securities:
Taxable interest	4,060	3,885	8,837	19,699	36,392
Tax-exempt interest	179	184	766	1,068	4,020
Dividends	3	3	3	11	10
Interest on deposits in other banks	555	510	116	1,862	233
Interest on federal funds sold and securities purchased under agreements to resell	-	-	-	-	9
Total interest income	36,355	38,038	51,978	160,754	242,237

Interest expense:
Interest on deposits:
Demand	196	181	311	885	1,351
Savings and money market	1,055	1,323	2,401	5,514	11,928
Time	2,935	3,666	4,936	14,390	29,267
Interest on short-term borrowings	295	387	132	1,177	548
Interest on long-term debt	4,855	5,112	5,661	20,135	24,621
Total interest expense	9,336	10,669	13,441	42,101	67,715

Net interest income	27,019	27,369	38,537	118,653	174,522
Provision for loan and lease losses	406	79,893	105,231	159,548	348,801
Net interest income (loss) after provision for loan and lease losses	26,613	(52,524)	(66,694)	(40,895)	(174,279)

Other operating income:
Service charges on deposit accounts	2,849	2,793	3,921	11,831	15,458
Other service charges and fees	3,973	4,110	3,734	15,418	14,187
Income from fiduciary activities	831	751	916	3,204	3,759
Equity in earnings of unconsolidated subsidiaries	140	197	146	468	759
Fees on foreign exchange	157	171	153	659	584
Investment securities gains (losses)	-	-	244	831	(74)
Other than temporary impairment on securities (net of $5,158 recognized in OCI for 2009)	-	-	-	-	(2,565)
Income from bank-owned life insurance	673	1,062	1,066	4,809	5,249
Loan placement fees	84	130	234	391	982
Net gains on sales of residential loans	3,155	2,036	1,974	8,468	13,582
Gain on sale of premises and equipment	7,698	-	-	7,698	3,612
Other	325	400	(697)	3,259	1,880
Total other operating income	19,885	11,650	11,691	57,036	57,413

Other operating expense:
Salaries and employee benefits	12,999	14,370	15,820	56,613	66,346
Net occupancy	3,847	3,196	3,775	13,650	13,415
Equipment	1,222	1,333	1,510	5,337	6,081
Amortization of other intangible assets	1,857	2,215	1,570	7,061	6,123
Communication expense	886	1,041	1,116	3,985	4,317
Legal and professional services	3,422	3,267	5,470	17,755	13,989
Computer software expense	993	856	858	3,625	3,428
Advertising expense	354	574	850	2,531	3,266
Goodwill impairment	-	-	-	102,689	50,000
Foreclosed asset expense	4,149	(1,017)	699	9,067	8,651
Write down of assets	520	-	3,624	1,460	4,963
Loss on early extinguishment of debt	5,685	-	-	5,685	-
Other	12,649	5,835	8,575	37,636	36,297
Total other operating expense	48,583	31,670	43,867	267,094	216,876

Loss before income taxes	(2,085)	(72,544)	(98,870)	(250,953)	(333,742)
Income tax benefit	-	-	(77)	-	(19,995)
Net loss	$(2,085)	$(72,544)	$(98,793)	$(250,953)	$(313,747)

Per common share data:
Basic and diluted loss per share	$(0.14)	$(2.46)	$(3.33)	$(8.56)	$(11.03)

Basic and diluted weighted average shares outstanding	30,368	30,309	30,267	30,314	29,170

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Year Ended			Year Ended
(Dollars in thousands)	December 31, 2010			December 31, 2009			December 31, 2010			December 31, 2009
	Average	Average		Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$865,095	0.25%	$555	$264,874	0.17%	$116	$726,346	0.26%	$1,862	$126,200	0.18%	$233
Federal funds sold & securities purchased
under agreements to resell	-	-	-	-	-	-	-	-	-	7,144	0.13	9
Taxable investment securities, excluding
valuation allowance	622,105	2.61	4,063	866,792	4.08	8,840	586,719	3.36	19,710	851,298	4.28	36,402
Tax-exempt investment securities,
excluding valuation allowance	13,160	8.35	275	74,740	6.31	1,179	21,803	7.54	1,643	102,462	6.04	6,185
Loans and leases, net of unearned income	2,359,977	5.32	31,558	3,440,303	4.88	42,256	2,716,090	5.09	138,114	3,745,964	5.38	201,573
Federal Home Loan Bank stock	48,797	-	-	48,797	-	-	48,797	-	-	48,797	-	-
Total interest earning assets	3,909,134	3.71	36,451	4,695,506	4.44	52,391	4,099,755	3.94	161,329	4,881,865	5.01	244,402
Nonearning assets	200,448			345,839			268,504			466,093
Total assets	$4,109,582			$5,041,345			$4,368,259			$5,347,958

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$648,752	0.12%	$196	$586,401	0.21%	$311	$619,070	0.14%	$885	$544,910	0.25%	$1,351
Savings and money market deposits	1,085,775	0.39	1,055	1,299,120	0.73	2,401	1,092,378	0.50	5,514	1,319,228	0.90	11,928
Time deposits under $100,000	472,111	1.41	1,674	553,230	1.92	2,674	515,264	1.57	8,077	631,482	2.45	15,446
Time deposits $100,000 and over	347,209	1.44	1,261	641,583	1.40	2,262	450,371	1.40	6,313	800,303	1.73	13,821
Short-term borrowings	202,026	0.58	295	241,119	0.22	132	219,823	0.54	1,177	187,720	0.29	548
Long-term debt	597,489	3.22	4,855	626,478	3.58	5,661	634,217	3.17	20,135	616,763	3.99	24,621
Total interest-bearing liabilities	3,353,362	1.10	9,336	3,947,931	1.35	13,441	3,531,123	1.19	42,101	4,100,406	1.65	67,715
Noninterest-bearing deposits	592,932			623,228			581,857			594,888
Other liabilities	69,001			57,189			66,943			72,083
Total liabilities	4,015,295			4,628,348			4,179,923			4,767,377
Shareholders' equity	84,281			402,968			178,321			570,544
Non-controlling interest	10,006			10,029			10,015			10,037
Total equity	94,287			412,997			188,336			580,581
Total liabilities & equity	$4,109,582			$5,041,345			$4,368,259			$5,347,958

Net interest income			$27,115			$38,950			$119,228			$176,687

Net interest margin		2.76%			3.30%			2.91%			3.62%